FORWARD FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


     FORWARD FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), having its principal office in Baltimore, Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

     SECOND: Immediately prior to the filing of these Articles Supplementary, the number of authorized shares indicated in the Corporation's Articles of Incorporation was six hundred million (600,000,000) shares of par value of one tenth of one cent ($0.001) per share and of the aggregate par value of six hundred thousand dollars ($600,000), two hundred million (200,000,000) of which shares were designated as shares of The Global Fund and four hundred million (400,000,000) of which shares were designated as shares of The Money Market Fund (the "Series").

     THIRD: Such number of authorized shares is increased to one billion four hundred million (1,400,000,000) shares, of the par value of one tenth of one cent ($0.001) per share and of the aggregate par value of one million four hundred thousand dollars ($1,400,000), six hundred million of which shares are designated as indicated in Article Second above and the Corporation's Articles of Incorporation and eight hundred million of which shares are designated as specified by these Articles Supplementary.

     FOURTH: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Corporation's board of directors in accordance with Section 2-105(c) of the General Corporation Law of Maryland.

     FIFTH: There is hereby established and designated four (4) additional series of Common Stock of the Corporation (the "Portfolios") each with a par value of $0.001 per share and classified as and consisting of the aggregate number of shares of the Corporation's authorized capital stock as follows:


                                                                               Number of
Name of Portfolio                       Class Designation              Authorized Shares Allocated
The Equity Fund                             Class A                             200,000,000

The Global Bond Fund                        Class A                             200,000,000

The International Equity Fund               Class A                             200,000,000

The Small Capitalization Stock              Class A                             200,000,000
   Fund

     SIXTH: The preference, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions of shares of the Portfolios are as set forth in Article Fifth of the Articles of Incorporation of the Corporation, as amended.

     IN WITNESS WHEREOF, Forward Funds, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on August 14, 1998.

     [CORPORATE SEAL]

         Attest:                                      FORWARD FUNDS, INC.

         By:      /s/ Carl Katerndahl                 By:     /s/ Ronald Pelosi
         Name:    Carl Katerndahl                     Name:   Ronald Pelosi
         Title:   Secretary                           Title:  President




THE UNDERSIGNED, President of Forward Funds, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief the matters and facts set forth herein relating to the authorization and approval of the Articles supplementary are true in all material respects and that this statement is made under the penalties of perjury.



                  By:      /s/ Ronald Pelosi
                  Name:    Ronald Pelosi
                  Title:   President